                                                   [Execution Copy - WP Version]





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                               SERVICING AGREEMENT


                                      among


                        AUTOBOND FUNDING CORPORATION II,


                              CSC LOGIC/MSA L.L.P.,
                 doing business as "Loan Servicing Enterprise",
                                   as Servicer


                        AUTOBOND ACCEPTANCE CORPORATION,
                               as Collection Agent



                                       and



                  NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION,
                               as Collateral Agent




                            Dated as of May 21, 1996




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                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

                                    ARTICLE I

                      DEFINITIONS; RULES OF INTERPRETATION

      SECTION 1.01.  Defined Terms...........................................  1
      SECTION 1.02.  Rules of Interpretation.................................  8

                                   ARTICLE II

                           SERVICING OF PLEDGED ASSETS

      SECTION 2.01.  Appointment of Servicer.................................  9
      SECTION 2.02.  Subservicing Agreements Between Servicer and Subservicer  9
      SECTION 2.03.  Representations and Warranties of the Servicer.......... 10
      SECTION 2.04.  Duties and Responsibilities of the Servicer............. 12
      SECTION 2.05.  Fidelity Bond, Errors and Omissions Insurance; Continent
                     Disaster Relief Protection.............................. 15
      SECTION 2.06.  Inspection.............................................. 16
      SECTION 2.07.  Possession and Payment of Auto Loans.................... 16
      SECTION 2.08.  Servicer Fee; Servicing Expenses........................ 17
      SECTION 2.09.  Collection Agent To Maintain Computer Link.............. 18
      SECTION 2.10.  Resignation or Termination of Servicer.................. 18
      SECTION 2.11.  Change in Business of the Servicer...................... 19
      SECTION 2.12.  Events of Servicing Termination......................... 19
      SECTION 2.13.  Appointment of the Successor Servicer................... 21
      SECTION 2.14.  Effect of Service Transfer.............................. 22
      SECTION 2.15.  Annual Reports; Statements as to Compliance............. 23
      SECTION 2.16.  Annual Independent Public Accountants' Servicing Report. 23
      SECTION 2.17.  Servicer Reports........................................ 24
      SECTION 2.18.  Confidentiality......................................... 24
      SECTION 2.19.  Delivery of Documents................................... 25
      SECTION 2.20.  Standard of Care........................................ 25

                                   ARTICLE III

                                COLLECTION AGENT

      SECTION 3.01.  Appointment of Collection Agent......................... 26
      SECTION 3.02.  Representations and Warranties of the Collection Agent.. 26
      SECTION 3.03.  Duties and Responsibilities of the Collection Agent..... 28





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      SECTION 3.04.  Possession of Auto Loans................................ 29
      SECTION 3.05.  Collection Agent Fee; Collection Agent Expenses......... 29
      SECTION 3.06.  Collection Agent Not to Resign; Termination of Collection
                     Agent Without Cause..................................... 30
      SECTION 3.07.  Events of Collection Agent Termination.................. 30
      SECTION 3.08.  Repossession and Disposal............................... 32
      SECTION 3.09.  Standard of Care........................................ 33

                                   ARTICLE IV

                      LIMITATION ON LIABILITY; INDEMNITIES

      SECTION 4.01.  Liabilities of Obligors................................. 34
      SECTION 4.02.  Limitation on Liability of the Collateral Agent and the
                     Servicer ............................................... 34
      SECTION 4.03.  Indemnities of the Servicer and the Collection Agent.... 34

                                    ARTICLE V

                                  MISCELLANEOUS

      SECTION 5.01.  Beneficiaries........................................... 36
      SECTION 5.02.  Amendment............................................... 36
      SECTION 5.03.  Notices................................................. 36
      SECTION 5.04.  Severability of Provisions.............................. 37
      SECTION 5.05.  GOVERNING LAW; CONSENT TO JURISDICTION;
                     WAIVER OF JURY TRIAL.................................... 38
      SECTION 5.06.  Counterparts............................................ 38
      SECTION 5.07.  No Proceedings.......................................... 38
      SECTION 5.08.  Status of Collateral Agent.............................. 38
      SECTION 5.09.  Further Assurance....................................... 39


                                    EXHIBITS

EXHIBIT A -       FORM OF TRUST RECEIPT
EXHIBIT B -       FORM OF SERVICER REPORT
EXHIBIT C -       FORM OF OPINION OF COUNSEL TO SERVICER
EXHIBIT D -       AUTOBOND PROGRAM ADMINISTRATION MANUAL






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      SERVICING AGREEMENT, dated as of May 21, 1996 (this "Agreement"), among
AUTOBOND FUNDING CORPORATION II (the "Borrower"), a Delaware corporation, CSC LOGIC/MSA L.L.P., doing business as "Loan Servicing Enterprise", a Texas limited liability partnership, in its capacity as servicer (the "Servicer"), AUTOBOND ACCEPTANCE CORPORATION, a Texas corporation, as collection agent (the "Collection Agent"), and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association, as collateral agent (the "Collateral Agent").

                              W I T N E S S E T H :

      WHEREAS, from time to time, the Borrower intends to purchase, pursuant to the Loan Acquisition, Sale and Contribution Agreement (the "Origination Agreement"), by and between the Borrower and AutoBond Acceptance Corporation ("AutoBond"), certain Auto Loans to be held pending transfer thereof to one or more Securitization Trusts or transfer thereof or the grant of a security interest therein in connection with one or more other Dispositions;

      WHEREAS, the Collateral Agent has been appointed to hold certain Auto Loans sold to the Borrower pursuant to the Origination Agreement as collateral for certain secured parties and to make certain payments with respect thereto;

      WHEREAS, the Borrower and the Collection Agent desires that a servicer be appointed to perform certain servicing and insurance tracking functions in respect of the Auto Loans to be acquired by the Borrower pursuant to the Origination Agreement;

      WHEREAS, CSC Logic/MSA L.L.P. has been requested and is willing to act as the servicer hereunder;

      WHEREAS, the Borrower, the Collection Agent and the Servicer desire that AutoBond Acceptance Corporation act as collection agent hereunder.

      NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows


                                    ARTICLE I

                      DEFINITIONS; RULES OF INTERPRETATION

      SECTION 1.01. Defined Terms. As used herein, the following terms shall have the following meanings:

     "Advances" means the advances made by the Lender pursuant to the Credit Agreement.
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

     "Adverse Claim" means any claim of ownership or any lien, security interest, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a lien or security interest, other than the security interest created under the Security Agreement.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" means this Servicing Agreement, as amended or supplemented from time to time including all exhibits and schedules hereto.

     "Amount Financed" means, with respect to any Auto Loan, the meaning ascribed thereto in the applicable disclosure documents given to the Obligor in satisfaction of the requirements of the Federal Truth-in-Lending Act.

     "Approval Date" means, with respect to any Auto Loan, the date on which AutoBond makes its written credit approval with respect to the Obligor under such Auto Loan.

     "Auto Loan" means a fixed-rate, closed-end consumer installment automobile loan which finances the purchase of a new or used automobile, light-duty truck or van, which loan is secured by a lien and security interest in such financed vehicle in favor of the loan holder.

     "AutoBond" means AutoBond Acceptance Corporation, a Texas corporation.

     "AutoBond Program Manual" means the AutoBond Program Administration Manual attached hereto as Exhibit D, in effect as of the date hereof, as modified from time to time.

     "Automobiles" means new and used automobiles and light-duty trucks and vans.

     "Borrower" has the meaning specified in the first paragraph of this Agreement.

     "Business Day" means any day other than a Saturday or a Sunday, or another day on which commercial banks in the State of New York, Minnesota, Kentucky or Texas (or in any other state in which the principal place of business of the Servicer or Autobond is located) are required, or authorized by law, to close or, for purposes of calculating interest on the Advances, on which commercial banks are not open for domestic and foreign exchange business in New York, New York and London, England (as specified in writing from time to time by the Borrower or AutoBond).

     "Collateral Agent" has the meaning specified in the first paragraph of this Agreement.





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     "Collection Agent" means AutoBond Acceptance Corporation, a Texas corporation, and its permitted successors and assigns.

     "Collection Agent Fee" has the meaning specified in the Security Agreement.

     "Collection Period" means with respect to the first Collection Period following the date hereof, the period from May 21, 1996 to the last day of the calendar month immediately preceding the first Payment Date, and thereafter, the calendar month immediately preceding each subsequent Payment Date.

     "Credit Agreement" means the Credit Agreement dated as of the date hereof among the Borrower, AutoBond, as administrator, and the Lender, as initial lender.

     "Dealer" means an automobile dealer who has entered into a Dealer Agreement with AutoBond with respect to, among other things, the origination of Auto Loans.

     "Dealer Agreements" has the meaning specified in the Origination Agreement.

     "Debt" means for any Person, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services, (d) obligations of such Person as lessee under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases,
     (e) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above, and
     (g) liabilities in respect of unfunded vested benefits under plans covered by ERISA and the regulations promulgated thereunder. For the purposes hereof, the term "guarantee" shall include any agreement, whether such agreement is on a contingency or otherwise, to purchase, repurchase or otherwise acquire Debt of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another Person to make payment of Debt, or to make any payment (whether as an advance, capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with the Debt of another Person, or to supply funds to or in any manner invest in another Person in connection with Debt of such Person.

     "Defaulted Auto Loan" means an Auto Loan which by its terms has more than 10% of any installment of principal or interest which is 60 or more days contractually past due.

     "Delinquency Ratio" means, as of any Determination Date, the percentage equivalent of a fraction (a) the numerator of which equals the sum of (i) the aggregate Unpaid Principal





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     Balance amount of Auto Loans which have become Defaulted Auto Loans as of the end of the most recently ended Collection Period minus (ii) the sum of the aggregate Unpaid Principal Balance of (A) all Auto Loans against which insurance claims have been filed as of the end of the most recently ended Collection Period and (B) Auto Loans for which the related Financed Vehicles are subject to repossession as of the end of the most recently ended Collection Periods and which are not included in (A), and (b) the denominator of which equals the aggregate Unpaid Principal Balance of Auto Loans outstanding as of the end of the most recently ended Collection Period, minus the amount determined pursuant to clause (ii) above.

     "Deposit Date" means the Business Day immediately preceding each related Payment Date.

     "Dispositions" means (i) structured-finance securitization transactions,
     (ii) whole-loan sales or (iii) some other form of disposition, in each case, involving Auto Loans.

     "Electronic Ledger" means the electronic master record of the Auto Loans maintained by the Servicer.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Financed Vehicle" means Automobile.

     "Fitch" means Fitch Investors Service, L.P.

     "Governmental Authority" means the United States of America, any state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

     "Independent Public Accountant" means any of (a) Arthur Andersen & Co., (b) Deloitte & Touche, (c) Coopers & Lybrand, (d) Ernst & Young, (e) KPMG Peat Marwick and (f) Price Waterhouse (and any successors thereof); provided, that such firm is independent with respect to the Servicer, or any Subservicer, as the case may be, within the meaning of the Securities Act of 1933, as amended.

     "Lender" means Peoples Security Life Insurance Company or such other entity or entities as shall from time to time be identified by notice from the Borrower to the Servicer.

     "Loan Documents" means, with respect to any Auto Loan (i) the original retail installment loan contract and security agreement evidencing such Auto Loan, (ii) the original confirmation of title or copy of the application for title or letter of guaranty from the applicable Dealer, as the case may be, for the related Financed Vehicle, (iii) a copy of the credit application, (iv) the original confirmation of payment of premiums required under the VSI Policy and (v) a copy of the Funding Check representing payment to the Dealer by AutoBond.






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     "Loan File" means, with respect to any Auto Loan, the original retail installment loan contract and security agreement evidencing the Auto Loan and originals or copies of such other documents and instruments relating to such Auto Loan and the security interest on the selected Financed Vehicle as specified in the AutoBond Credit and Collection Policies.

     "Loan Rate" means with respect to any Auto Loan, the contract annual interest percentage rate on such Auto Loan.

     "Loan Revenue Account" means a segregated account maintained by the Collateral Agent and entitled the "AutoBond Funding Loan Revenue Account, Norwest Bank Minnesota, National Association, as Collateral Agent" or such other account specified in writing to the Servicer from time to time by the Borrower.

     "Lockbox" means the segregated lockbox and account established in the name of the Collateral Agent for the sole purpose of receiving collections on Specified Sold Auto Loans, pursuant to the Corporate Cash Management Services Agreement, dated May 21, 1996, between Comerica Bank - Texas and the Collateral Agent.

     "Net Payoff Balance" means, in respect of any Precomputed Auto Loans, the net payoff less any accrued but unpaid late charges, as determined in accordance with the worksheet attached as Schedule 2 to this Agreement.

     "Net Principal Balance" means, with respect to any Precomputed Auto Loan, the Net Payoff Balance as of the due date of the last full Scheduled Payment or, if more recent, the due date of the last periodic payment of principal thereon.

     "Net Unrealized Amount" means, (a) with respect to any Auto Loan more than 90 days contractually past due or where the Financed Vehicle is otherwise subject to repossession (including voluntary or involuntary, or upon casualty), the Unpaid Principal Balance of such Auto Loan minus the sum of
     (i) any repossession proceeds allocable to principal actually received on such Auto Loan, (ii) any insurance proceeds allocable to principal actually received from a claim with respect to such Auto Loan and (iii) refunds received from the cancellation of any insurance policies or service contracts with respect to such Auto Loan, and (b) with respect to any Auto Loan where the related Obligor is in bankruptcy, the amount of losses allocable to principal incurred thereon.

     "Obligor" means, with respect to any Auto Loan, the Person primarily obligated to make payments in respect thereto.

     "Officer's Certificate" means, with respect to any Person, a certificate signed by the chairman of the board, vice chairman of the board, the president, a vice president, the treasurer, the secretary or the manager or any other duly authorized officer of such Person acceptable to the Borrower and the Collateral Agent; provided that in making a determination as to whether any such officer is acceptable, the Collateral Agent may request





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     direction from the Lender and shall be fully protected in relying upon any direction received from the Lender.

     "Opinion of Counsel" means a written opinion of counsel which opinion is acceptable to the Borrower and the Collateral Agent provided that in making a determination as to whether any such opinion is acceptable, the Collateral Agent shall only be required to determine whether such opinion complies as to form with the requirements of this Agreement, and in so doing, the Collateral Agent may request direction from the Lender and shall be fully protected in relying upon any direction received from the Lender.

     "Origination Agreement" has the meaning specified in recitals to this Agreement.

     "Payment Date" means the 15th day of each month (or, if such day is not a Business Day, the next succeeding Business Day) commencing in the first full calendar month following the date on which the first Auto Loan is sold to the Borrower pursuant to the Origination Agreement.

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, association, joint venture, Governmental Authority or any other entity of whatever nature.

     "Post-Sale Adjustment" has the meaning specified in Section 3.08(c).

     "Precomputed Auto Loan" means any Auto Loan under which earned interest (which may be referred to in the Auto Loan as the add-on finance charge) and principal is determined according to the sum of periodic balances or the sum of monthly balances or the sum of the digits or any equivalent method commonly referred to as the "Rule of 78s".

     "Rating Agency Condition" means, with respect to any proposed action, the condition that the taking of such action shall not result in a withdrawal or downgrade by Fitch of the then-current rating on the Notes.

     "Records" means all documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) prepared and maintained by the Servicer or by or on behalf of the Borrower with respect to Auto Loans and the related Obligors.

     "Responsible Officer" means any officer within the corporate trust department of the Collateral Agent (or any successor thereof) including any vice president, assistant vice president, or any officer or assistant officer of the Collateral Agent customarily performing functions similar to those performed by any of the above-designated officers.

     "Sale Assignment" means, with respect to any Auto Loan, the assignment substantially in the form of the Retail Installment Contract and Security Agreement attached as Exhibit A





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     to the Origination Agreement pursuant to which such Auto Loan was purchased by the Borrower.

     "Scheduled Payment" means a payment due on an Auto Loan in accordance with its terms.

     "Securitization Trusts" means one or more trusts to which Auto Loans are transferred in connection with structured-finance securitization transactions.

     "Security Agreement" means the Security Agreement among the Borrower, AutoBond Acceptance Corporation and the Collateral Agent, dated as of May 21, 1996, as amended from time to time.

     "Service Transfer" has the meaning specified in Section 2.12.

     "Servicer" has the meaning specified in the first paragraph of this Agreement.

     "Servicer Closing Fee" means $3,500, payable by the Borrower at closing.

     "Servicer Duties" has the meaning specified in Section 2.04(a).

     "Servicer Fee" shall mean, as of any Payment Date, the sum of (a) an initial booking fee equal to the product of (i) $10 and (ii) the number of additional Specified Sold Auto Loans purchased by the Borrower during the immediately preceding Interest Period, (b) a servicing fee equal to the product of (i) $8 and (ii) the total number of Specified Sold Auto Loans which were outstanding at any time during the preceding Collection Period and (c) any expenses reimbursable in accordance with this Agreement.

     "Servicer Report" has the meaning specified in Section 2.17.

     "Servicing Officer" means any officer or employee of the Servicer involved in, or responsible for, the administration and servicing of Auto Loans whose name appears on a list of servicing officers attached to Officer's Certificates furnished to the Borrower and the Collateral Agent by the Servicer, as such list may be amended from time to time by the party furnishing any such Officer's Certificate.

     "Specified Sold Auto Loans" means the Auto Loans pledged to the Collateral Agent from time to time pursuant to the Security Agreement.

     "Subservicer" means any Person with whom the Servicer enters into a Subservicing Agreement.

     "Subservicing Agreement" means any written contract between the Servicer and any Subservicer, relating to the Servicer Duties, in such form as has been approved by the Borrower and the Lender.






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     "Successor Servicer" has the meaning specified in Section 2.13(a).

     "UCC" means the Uniform Commercial Code as in effect in the relevant state.

     "Unpaid Principal Balance" means, with respect to any Specified Sold Auto Loan as of any Determination Date, (i) for an Auto Loan bearing interest calculable on a simple interest basis, the unpaid principal amount for such Auto Loan or (ii) for a Precomputed Auto Loan, the Net Principal Balance as of the end of the most recent Collection Period; provided, that for any Auto Loan where the Net Unrealized Amount equals the Unpaid Principal Balance, such Unpaid Principal Balance shall thereafter equal zero (other than for purposes of calculating certain amounts and ratios hereunder and under the Credit Agreement).

     "VSI Policy" means the Vendor's Single Interest Insurance Policy (including the Credit Endorsement), issued by Interstate Fire & Casualty Company to AutoBond, insuring against risk of physical damage and other losses on the Financed Vehicles.

      SECTION 1.02. Rules of Interpretation. The following rules apply to this
Agreement:

      (a) the singular includes the plural and the plural includes the singular;

      (b) "or" is not exclusive and "include" and "including" are not limiting;

      (c) a reference to any agreement or other contract includes permitted supplements and amendments;

      (d) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor;

      (e) a reference to a person includes its permitted successors and assigns;

      (f) a reference to an Article, a Section, an Exhibit or a Schedule without further reference is to the relevant Article, Section, Exhibit or Schedule of this Agreement;

      (g) any right may be exercised at any time and from time to time;

      (h) the headings of the Articles and the Sections are for convenience and shall not affect the meaning of this Agreement; and

      (i) words such as "hereunder", "hereto", "hereof" and "herein" and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular Article, Section, subsection or clause hereof.







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

                                   ARTICLE II

                           SERVICING OF PLEDGED ASSETS

      SECTION 2.01. Appointment of Servicer. The Borrower and the Collection Agent hereby appoint the Servicer, and the Servicer accepts such appointment, to perform its obligations pursuant to this Agreement on behalf of and for the benefit of the Borrower and the Collateral Agent in accordance with the terms of this Agreement, the respective Auto Loans, the VSI Policy, to the extent applicable to the Servicer Duties set forth in Section 2.04, and applicable law and, to the extent consistent with such terms, in the same manner in which, and with the same care, skill, prudence and diligence with which, it services and administers Auto Loans of similar credit quality for other portfolios, if any, giving due consideration to customary and usual standards of practice of prudent institutional automobile loan servicers and, in each case, taking into account its other obligations hereunder, but without regard to:

            (i) any relationship that the Servicer, any Subservicer or any Affiliate of the Servicer or any Subservicer may have with the related Obligor; or

            (ii) the ownership, or servicing for others, by the Servicer or any Subservicer, of any other automobile loans or property.

In the event that the Servicer believes that it is unable to comply with the requirements of this Section 2.01 with respect to any particular Auto Loan as a result of one or more of the factors described in clauses (i) and (ii) of this
Section 2.01, it may enter into a Subservicing Agreement pursuant to Section
2.02 pursuant to which a Subservicer shall perform its duties with respect to such Auto Loan. In such event, so long as such Subservicer performs such duties on behalf of the Servicer in accordance with the requirements of this Section 2.01, then the Servicer shall be deemed to be in compliance therewith. Notwithstanding the above, the Servicer must obtain the prior written consent of the Collection Agent and the Collateral Agent and must give prior written notice to the Rating Agency to any such Subservicing Agreement. In the event that the Collection Agent and the Collateral Agent do not consent to such a Subservicing Agreement proposed by the Servicer, the Borrower shall have the right to remove the Servicer as the servicer with respect to such Auto Loan and to appoint a Successor Servicer with respect to such Auto Loan pursuant to Section 2.13.

      SECTION 2.02.  Subservicing Agreements Between Servicer and Subservicer.

      (a) Upon the prior written consent of the Collection Agent and the Collateral Agent, the Servicer may enter into Subservicing Agreements with a Subservicer for the performance of all or a part of the Servicer Duties. References in this Agreement to actions taken or to be taken by the Servicer in performance of the Servicer Duties include actions taken or to be taken by a Subservicer on behalf of the Servicer. Each Subservicing Agreement will be upon such terms and conditions as are not inconsistent with this Agreement. The Servicer shall provide written notice to the Collection Agent, the Rating Agency and the Collateral Agent promptly upon appointment of any Subservicer. For purposes of this Agreement, the receipt by a Subservicer of any amount





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with respect to an Auto Loan (other than amounts representing servicing compensation or reimbursement or an advance) shall be treated as the receipt by the Servicer of such amount.

      (b) Upon the prior written consent of the Borrower, the Servicer shall be entitled to terminate any Subservicing Agreement that may exist in accordance with the terms and conditions of such Subservicing Agreement and without any limitation by virtue of this Agreement.

      (c) Notwithstanding any Subservicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer or a Subservicer or reference to actions taken through a Subservicer or otherwise, the Servicer shall remain directly obligated and directly liable to the Borrower and the Collateral Agent for the servicing and administering of the Auto Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability (including its indemnity obligations under Section 4.03) by virtue of such Subservicing Agreements or arrangements or by virtue of indemnification from the Subservicer or the Servicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Auto Loans. The Servicer shall be entitled to enter into any agreement with a Subservicer for indemnification of the Servicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

      (d) Any Subservicing Agreement that may be entered into pursuant to this Agreement and any other transaction or services relating to the Auto Loans involving a Subservicer in its capacity as such that is consented to by the Borrower shall be deemed to be between the Subservicer and the Servicer alone and the Borrower, the Collection Agent and the Collateral Agent shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Subservicer.

      (e) If the Servicer shall for any reason no longer be the Servicer hereunder (including by reason of any Event of Servicing Termination), the Servicer, upon prior written consent of the Borrower, the Collection Agent and the Collateral Agent, shall thereupon terminate each Subservicing Agreement that may have been entered into, and neither the Borrower, the Collection Agent, the Collateral Agent nor the Successor Servicer shall be deemed to have assumed any liability or obligation thereunder, of the Servicer's interest therein or to have replaced the Servicer as a party to any such Subservicing Agreement.

      SECTION 2.03. Representations and Warranties of the Servicer. The Servicer represents and warrants to the Borrower, the Collection Agent and the Collateral Agent, as follows, as of the date hereof (which representations and warranties shall be deemed repeated on each date on which a Servicer Report is due to be delivered hereunder as though made on and as of such date):

            (i) It is a limited liability partnership duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business, and is in good standing in every jurisdiction in which the nature of its business requires it to be so qualified; it or a Subservicer is or will be in compliance with the laws of each state to the extent necessary to perform its obligations under this Agreement; and it or a





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

      Subservicer has obtained all necessary licenses with respect to it or such Subservicer required by law to enable it to perform its duties herein;

            (ii) It has the power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby;

            (iii) The execution and delivery by it and the performance by it or a Subservicer of this Agreement, and the execution and delivery by it and the performance by it or a Subservicer of all other agreements, instruments and documents which may be delivered by it pursuant hereto, and the transactions contemplated hereby, (i) have been duly authorized by all necessary partnership or other action, on the part of it, (ii) do not contravene or cause it to be in default under (A) its organizational documents, (B) any contractual restriction with respect to any Debt of it or contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note, or other material agreement or instrument binding it or its property or (C) any law, rule, regulation, order, writ, judgment, award, injunction or decree applicable to or binding it or its property, and (iii) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties;

            (iv) This Agreement has been duly executed and delivered on behalf of it;

            (v) No consent of, or other action by, and no notice to or filing with, any Governmental Authority or any other party is required for the due execution, delivery and performance by it (either directly or through a Subservicer) of this Agreement or any other agreement, document or instrument to be delivered by it hereunder;

            (vi) This Agreement is its legal, valid and binding obligation enforceable against it in accordance with its terms;

            (vii) There is no pending or threatened action, suit or proceeding, nor any injunction, writ, restraining order or other order of a material nature against or affecting it, its officers or directors, or its property, in any court or tribunal, or before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Agreement or any document to be delivered by it hereunder or (ii) seeking any determination or ruling that would reasonably be expected to materially and adversely affect (A) the performance by it of its obligations under this Agreement, or (B) the validity or enforceability of this Agreement or any document to be delivered by it hereunder or (iii) which is inconsistent with the due consummation by it of the transactions contemplated by this Agreement;

            (viii) Its facilities, plant, personnel, records and products are adequate for the performance of its duties hereunder;

            (ix) The Servicer is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental





                                       11

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      agency, which would reasonably be expected to have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Servicer or its properties or would reasonably be expected to have consequences that would materially and adversely affect its performance hereunder;

            (x) No certificate of an officer, statement furnished in writing, report or electronic medium delivered pursuant to the terms hereof by the Servicer contains any untrue statement of a material fact or omits to state any material fact to make the certificate, statement or report not misleading;

            (xi) The transactions contemplated by this Agreement are in the ordinary course of business of the Servicer; and

            (xii) The Financed Vehicle securing each Auto Loan shall not be released by the Servicer or a Subservicer in whole or in part from the security interest granted by the Obligor, except as contemplated herein.

It is understood and agreed that the representations and warranties set forth in this Section 2.03 shall survive the execution of this Agreement.

      SECTION 2.04. Duties and Responsibilities of the Servicer.

      (a) The Servicer shall manage, administer, monitor and service the Auto Loans, including providing data management, payment processing and customer service; provided that, prior to a resignation or termination of the Collection Agent pursuant to Sections 3.06 or 3.07, the Servicer will not act as Collection Agent. In performing its duties hereunder, the Servicer shall have full power and authority to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable, within the terms of this Agreement (the "Servicer Duties"). Prior to a resignation or termination of the Collection Agent pursuant to Sections 3.06 or 3.07, the Servicer will provide the following services (together with other activities not inconsistent with the description below and implicitly necessary to accomplish the usual and customary activities, other than collections, of an automobile loan servicer):

      (i)   Boarding Functions:

            (1) Review for receipt of copies of Loan Files;
            (2) Input of new Auto Loan information into loan accounting system;
                and
            (3) Preparation and mailing of welcome letters.

      (ii)  File Maintenance/Document Control Functions:

            (1) Retention of copies of the Loan Files;
            (2) Tracking of customer collision insurance on Automobiles and reporting to Collection Agent exposed Automobiles; and
            (3) Determination of Auto Loans being satisfied in full.





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      (iii) Customer Service Functions:

            (1) Preparation and transmittal of monthly billing statements to
                Obligors;
            (2) Response to Obligor inquiries;
            (3) Research regarding billing statements, Obligor inquiries;
            (4) Maintenance of Obligor information; and
            (5) Preparation and transmittal of delinquency notices.

      (iv)  Payment Processing Functions:

            (1) Coordination of lockbox procedures;
            (2) Recording of loan payment information; and
            (3) Referral to Collection Agent of instances of non-sufficient funds.

      (v)   Reporting Functions:

            (1) Preparation and delivery of Servicer's Report.

      (vi)  Data Processing Functions:

            (1) Entry of data;
            (2) Operation of data center;
            (3) Operation of telecommunications; and
            (4) Operation and maintenance of collection system.

      Notwithstanding the foregoing, to the extent that any of the duties set forth above are assigned to the Collection Agent pursuant to Article III hereof, the Servicer shall have no liability for such duty so long as the Collection Agent continues to act in such capacity hereunder. Upon a resignation or termination of the Collection Agent pursuant to Section 3.06 or 3.07, all such duties shall revert to the Servicer.

      (b) The Servicer may not sue to enforce or collect upon an Auto Loan in its own name, or as agent for the Collateral Agent without the prior written consent of the Collateral Agent.

      (c) In accordance with the standard of care in Section 2.01 the Servicer may agree to grant to the Obligor on any Auto Loan any rebate, refund or adjustment that the Servicer in good faith believes is required under the Auto Loan or applicable law in connection with a prepayment in full of the Auto Loan, and pursuant to written instructions from the Collection Agent, the Collateral Agent shall remit the amount of any such rebate, refund or adjustment to the applicable Obligors from the Collateral Account. The Servicer may not permit any rescission or cancellation of any Auto Loan nor may it take any action with respect to any Auto Loan or Sale Assignment which would invalidate the coverage afforded by the VSI Policy to such Auto Loan or impair the rights of the Borrower or the Collateral Agent therein or in the proceeds thereof.

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

      (d) The Collection Agent (and in the case of item (i) only, the Servicer) shall not advise the Collateral Agent that the Automobile securing an Auto Loan should be released by the Collateral Agent from the security interest granted in connection with such Auto Loan in whole or in part, except:

            (i) when such Auto Loan has been paid in full;

            (ii) immediately upon any exchange or substitution of such Automobile by the Dealer or manufacturer thereof in settlement of claims as to defects, breach of warranties, insurance and similar matters, with an Automobile of equal or greater collateral value as of the date of such exchange in the reasonable judgment of the Collection Agent (subject to all the terms hereof including the recordation of the lien thereon and the requirements of the VSI Policy);

            (iii) in connection with a repossession of an Automobile; or

            (iv) when all insurance proceeds with respect to such Automobile have been received by the Collateral Agent.

The Servicer shall not extend or otherwise amend the terms of any Auto Loan, except in accordance herewith.

      (e) The Servicer shall hold in trust and deposit in the Lockbox immediately upon receipt thereof any payment or deposit with respect to any Auto Loan received by the Servicer. The Servicer shall not assert any right of setoff or any lien with respect to such payment or deposit.

      (f) The Servicer agrees to monitor and track each Financed Vehicle for maintenance of required physical damage insurance in the manner required by the VSI Policy and to notify the Collection Agent and the Collateral Agent, as soon as practicable but not later than 30 days after becoming initially aware, of circumstances that would lead a reasonable person to believe that the insurance on any Financed Vehicle is not being or will not be maintained in accordance with applicable law and the terms of the applicable retail installment sales contract, provided that if the VSI policy requirements should change, Servicer is not obligated to comply with any different provision until such time as the Servicer has been notified of such change, and has expressly agreed in writing to the extent such modification would materially alter the obligations of the Servicer.

      (g) Except as expressly provided herein, the Servicer shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create any Adverse Claim upon or with respect to, any Auto Loan (or any right to income in respect thereof), or any account in which any payments with respect to any Auto Loan are deposited, or assign any right to receive income in respect of any Auto Loan.

      (h) The Servicer, the Borrower and the Collection Agent shall each instruct each Obligor by written notice that all payments on Auto Loans shall be mailed to the Lockbox, and, so long

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

as AutoBond is serving as the Collection Agent hereunder, that such payments shall be made payable to the order of "AutoBond Acceptance Corporation," in its capacity as Collection Agent.

      (i) To the extent any duty or obligation of the Servicer set forth herein is assigned to the Collection Agent pursuant to Article III hereof, the Servicer shall have no liability for such duty or obligation so long as the Collection Agent continues to act in such capacity hereunder. Upon a resignation or termination of the Collection Agent pursuant to Section 3.06 or 3.07, all such duties shall revert to the Servicer.

      SECTION 2.05. Fidelity Bond, Errors and Omissions Insurance; Continent Disaster Relief Protection.

      (a) The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other Persons acting on behalf of the Servicer in any capacity with regard to the Auto Loans to handle funds, money, documents and papers relating to the Auto Loans. Any such fidelity bond and errors and omissions insurance shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Persons and shall be maintained in a form and amount that would meet the requirements of prudent institutional auto loan servicers, in the amount of $100,000 in the case of fidelity coverage, and in the amount of $1,000,000 in the case of errors and omissions coverage. No provision of this Section 2.05(a) requiring such fidelity bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The Servicer shall be deemed to have complied with this provision with respect to itself if one of its respective Affiliates has such fidelity bond and errors and omissions policy coverage and, by the terms of such fidelity bond and errors and omissions policy, the coverage afforded thereunder extends to the Servicer. The Servicer shall cause each and every Subservicer for it to maintain a policy of insurance covering errors and omissions and a fidelity bond which would meet such requirements. Upon request of the Borrower or the Collateral Agent, the Servicer shall cause to be delivered to the Collateral Agent a certification evidencing coverage under such fidelity bond and insurance policy. The Collateral Agent shall have no obligation (i) to request any such certification, unless directed to do so in writing by the Lender or (ii) upon receipt of any such certification or of any notice provided for in this Section 2.05(a), to approve, consent to, or determine its compliance with, the requirements of this Section 2.05(a). Upon receipt of any such certification or notice, the Collateral Agent's sole responsibility shall be to deliver copies thereof to the Lender. Any such fidelity bond or insurance policy shall (i) not be cancelled without ten days' prior written notice to the Borrower, the Collection Agent (who shall promptly forward a copy of such notice to the Rating Agency) and the Collateral Agent immediately following the giving or receipt of such notice as is required or allowed under the terms of such fidelity bond or insurance policy, as the case may be, and (ii) not be modified in a materially adverse manner without ten days' prior written notice by the Servicer to the Borrower, the Collection Agent (who shall promptly forward a copy of such notice to the Rating Agency) and the Collateral Agent.

      (b) The Servicer currently maintains, at its own expense, a computer disaster recovery plan and computer disaster recovery procedures in forms consistent with industry standards of

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

prudent institutional receivables servicers and shall continue to maintain, at its own expense, such a plan and such procedures as are consistent with such standards and shall not modify, amend or revoke such procedures without giving prior written notice thereof to the Rating Agency and the Lenders. No provision of this Section 2.05(b) requiring such a plan and such procedures shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The Servicer shall be deemed to have complied with this provision if one of its respective Affiliates has such a plan and such procedures which also affords protection to the Servicer. Upon request of the Borrower, the Lender, the Collection Agent or the Collateral Agent, the Servicer shall cause to be delivered to the Borrower, the Lender, the Collection Agent or the Collateral Agent, as the case may be, a certification as to the existence of such a plan and such procedures. The Collateral Agent shall have no obligation (i) to request any such certification, unless directed to do so in writing by the Lender or (ii) upon receipt of any such certification or of any notice provided for in this Section 2.05(b), to approve, consent to, or determine its compliance with, the requirements of this Section 2.05(b). Upon receipt of any such certification or notice, the Collateral Agent's sole responsibility shall be to deliver copies thereof to the Lender.

      SECTION 2.06. Inspection.

      (a) At all times during the term hereof, the Servicer shall afford the Borrower, the Collection Agent, the Rating Agency, the Collateral Agent, the Lender and their authorized agents, upon reasonable notice, reasonable access (subject to the security rules and regulations of the Servicer) during normal business hours to its records relating to the Auto Loans and will cause its personnel to assist in any examination of such records by the Persons, provided, that the foregoing shall not require any of such Persons to conduct any inspection. The examination referred to in this Section 2.06 will be conducted in a manner which does not unreasonably interfere with the Servicer's normal operations or customer or employee relations or require the Servicer to disclose or expose confidential information related to its services hereunder or to its other clients. Without otherwise limiting the scope of the examination, such Persons may, using generally accepted auditing standards, verify the status of each Auto Loan and review the copies of the Loan Files, Electronic Ledger and records relating thereto for conformity to reports prepared pursuant to Section
2.17 and compliance with the standards represented or required to exist as to each Auto Loan in this Agreement.

      (b) All information obtained by each of such Persons regarding the Obligors and the Auto Loans, whether upon exercise of their respective rights under this Section 2.06 or otherwise, shall be maintained in confidence and shall not be disclosed to any other Person, except as otherwise required by applicable law or regulation or if such information has been previously disclosed through no act of such Person.

      SECTION 2.07. Possession and Payment of Auto Loans. The Servicer shall determine when an Auto Loan has been paid in full. Upon request, and in no event less than monthly, the Servicer shall notify the Collateral Agent, the Collection Agent and the Borrower in writing as to the Auto Loans in connection with which such a determination has been made. If the Servicer requires possession of any Loan File or any documents related thereto in order to perform its duties or obligations hereunder, prior to taking possession of any such Auto Loan or documents, the

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

Servicer shall deliver to the Collateral Agent a trust receipt substantially in the form attached hereto as Exhibit A. The Servicer agrees to promptly return any such Auto Loan and documents, possession of which the Servicer takes in accordance with this Section 2.07, after its need for possession thereof ceases.

      SECTION 2.08. Servicer Fee; Servicing Expenses.

      (a) On each Payment Date the Servicer shall be entitled to receive from the Borrower by wire transfer of immediately available funds to an account designated in writing by the Servicer to the Collateral Agent from the funds on deposit in the Loan Revenue Account an amount equal to the Servicer Fee as of such Payment Date, subject to the priorities set forth in the Security Agreement which priority shall not be modified without the Servicer's prior written consent.

      (b) The Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel, Subservicers, or any other Person) and shall not be entitled to any payment or reimbursement therefor; provided, however, that the Servicer shall be entitled to reimbursement by wire transfer of immediately available funds to an account designated in writing by the Servicer to the Collateral Agent for the amount of any other expenses incurred with the prior written consent of the Borrower. No later than five Business Days prior to each Payment Date, the Servicer shall provide the Borrower with a list of items eligible for reimbursement pursuant to the immediately preceding sentence, in such reasonable detail as the Borrower may request, together with its certification by a Servicing Officer that all such items are eligible for reimbursement hereunder. Any reimbursement to the Servicer for fees or costs pursuant to this Section 2.08(b) shall be limited to the extent of the funds available for reimbursement of Servicer, Administrator and Collection Agent fees and expenses under the Security Agreement.

      (c) The Servicer acknowledges and agrees that if an event of default under the Credit Agreement shall have occurred and be continuing, the Servicer's right to receive any fees, costs and expenses owing to the Servicer under this Agreement shall be subordinate to the right of payment of the following amounts:

            (i) all fees, costs and expenses owing to the Collateral Agent.

      (d) Each of Borrower and the Collateral Agent covenants and agrees that upon a Responsible Officer obtaining actual knowledge of the occurrence of an event of default under the Credit Agreement, it shall promptly give notice thereof to the Servicer; provided, that the Collateral Agent shall have no duty to inquire or to investigate the occurrence of an Event of Default under the Credit Agreement.

      (e) Each of the Borrower, the Collection Agent and the Collateral Agent agrees that, without the written consent of the Servicer, it will not amend the Security Agreement (i) to change the source of the payment of the Servicer Fee and to the extent the Servicer has assumed the Collection Agent's duties, rights and obligations hereunder, the Collection Agent Fee, (ii) if such amendment would further subordinate the payment to the Servicer of the Servicer Fee, to change

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the priority of payment of the Servicer Fee, or (iii) to materially change the rights, duties and obligations under this Agreement of the Servicer, whether as Servicer hereunder or as Collection Agent, to the extent the Servicer has assumed the rights, duties and obligations of the Collection Agent hereunder.

      SECTION 2.09. Collection Agent To Maintain Computer Link. Without limitation of its obligations in respect of the other provisions of this Agreement, and in addition to the duties of the Servicer, the Collection Agent has supported and will continue to support non-dedicated dial-up capability with the Servicer. Notwithstanding any provision of the Agreement to the contrary, the Collection Agent shall have no duty or obligation with respect to the information provided via the computer link described in the preceding sentence.

      SECTION 2.10. Resignation or Termination of Servicer.

      (a) The Servicer may resign from the obligations and duties hereby imposed on it upon its determination that (i) the performance of its duties hereunder has become impermissible under applicable law and (ii) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Borrower, the Collection Agent and the Collateral Agent before any such resignation and as to clause (ii) by an Officer's Certificate to such effect delivered to the Borrower, the Collection Agent and the Collateral Agent before any such resignation. The action referred to in the first clause (ii) of this Section 2.10(a) will not be considered reasonable if it requires the payment of extraordinary fees or costs for which the Servicer is not eligible for reimbursement under Section 2.08. Promptly upon such resignation, the Collection Agent shall notify the Rating Agency, the Collateral Agent and the Lenders.

      (b) The Collection Agent or the Borrower may, upon 30 days' notice to the Servicer, terminate the Servicer as Servicer hereunder and as Collection Agent, if the Servicer is then Collection Agent, without cause, subject to payment of a fee of $6.50 per outstanding Specified Sold Auto Loan (but not less than $3,500); provided, that such termination shall not be effective unless (i) a Successor Servicer shall have been appointed pursuant to section 2.13 or (ii) the Collateral Agent has agreed to become Successor Servicer in accordance with
Section 2.13.

      (c) The Servicer may, upon 180 days' notice to the Borrower, the Collateral Agent, the Collection Agent and each Lender, resign as Servicer hereunder; provided, however, that such resignation may be effective earlier if a Successor Servicer is appointed in accordance with Section 2.13 prior to the expiration of such 180 day period; and provided, further, in the event the Servicer resigns pursuant to this Section 2.10(c), and no successor is appointed on or before the expiration of such 180 day period, then the Collateral Agent may agree to assume the duties of the Servicer as Successor Servicer hereunder. Each of the Collection Agent, the Borrower and the Lenders agree to cooperate fully with the Servicer in connection with the appointment of a successor Servicer.

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

      SECTION 2.11. Change in Business of the Servicer. Each of the Borrower, the Collection Agent and the Collateral Agent has entered into this Agreement with the Servicer in reliance upon its ability to perform the servicing duties, if necessary, without any delegation thereof; the adequacy of its plant, personnel, records and procedures; its integrity, reputation and financial standing and the continuance of each of the foregoing. The Servicer shall not, without prior written consent of the Borrower, the Collection Agent and the Collateral Agent (a) make any material change in the character of its business; or (b) merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired), or acquire all or substantially all of the assets or capital stock or other ownership interest of, any other corporation.

      SECTION 2.12. Events of Servicing Termination. If any of the following events (each, an "Event of Servicing Termination") shall occur and be continuing:

            (a) Any failure by the Servicer to deposit into the Lockbox any payment or partial payment or deposit identified with respect to any Auto Loan received by the Servicer and the continuance of such failure for a period of two Business Days after the date upon which such payment or deposit is received by the Servicer; or

            (b) Failure on the part of the Servicer to observe or perform any term, covenant or agreement in this Agreement, including the Servicer Duties (other than the agreement to deliver the Servicer Report pursuant to Section 2.17), which failure continues unremedied for 30 days after discovery by the Servicer or the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Borrower, the Collection Agent or, upon direction of the Lender, by the Collateral Agent; or

            (c) Any proceeding shall be instituted against the Servicer (or, if the Servicer is actively contesting the merits thereof, such proceeding is not dismissed within 60 days) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or any of its Debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or

            (d) The commencement by the Servicer of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Servicer in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or

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

      consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Servicer or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its Debts generally as they become due, or the taking of corporate action by the Servicer in furtherance of any such action; or

            (e) The Servicer shall fail to deliver a report at the time, in the form and containing the information expressly required by this Agreement, and the continuance of such failure for a period of 5 Business Days after the date upon which written notice of such failure shall have been given to the Servicer by the Borrower, the Collection Agent or, upon direction of the Lender, by the Collateral Agent; or

            (f) There is a breach of any of the representations and warranties of the Servicer set forth in section 2.03 which breach shall be in the opinion of the Collection Agent or the Lender reasonably expected to have a material adverse effect on the Auto Loans at the time when the notice referred to in this clause (f) shall be given to the Servicer and such breach shall not have been cured within 30 days or such longer period as may be agreed to by the Collection Agent and the Lender after receipt of written notice thereof by the Servicer; or

            (g) The Rating Agency determines that having the Servicer act as servicer hereunder will prevent the Rating Agency from issuing or maintaining ratings of at least "A" or will result in a review with negative implications, suspension, downgrade, withdrawal or other impairment of any such rating;

then, and in any such event, either the Borrower, the Collection Agent or, upon direction of the Lender, the Collateral Agent, may by delivery to the Servicer of a written notice specifying the occurrence of any of the foregoing events terminate the servicing and custodial responsibilities of the Servicer hereunder, without demand, protest or further notice of any kind, all of which are hereby waived by the Servicer (such termination and any termination of the Servicer pursuant to Section 2.10 hereby called a "Service Transfer"); provided, that in the event any of the events described in subsections (c) or (d) of this
Section 2.12 shall have occurred, termination of the duties and responsibilities of the Servicer shall automatically occur, without, demand, protest, or further notice of any kind, all of which are expressly waived by the Servicer. Notwithstanding the above, if the Borrower, the Collection Agent or, upon the direction of the Lender, the Collateral Agent notifies the Servicer that circumstances exist that would result in the occurrence of an Event of Servicing Termination described in Section 2.12(g), each party hereto will negotiate in good faith with the other parties hereto and with the Rating Agency to prevent the occurrence of such an Event of Servicing Termination; provided, however, that such Event of Servicing Termination shall nevertheless occur upon expiration of 30 days following the date of such notice unless the existing circumstances leading to such Event of Servicing Termination have been cured to the satisfaction of all parties hereto.

      SECTION 2.13. Appointment of the Successor Servicer.

      (a) Upon the effectiveness of the termination of the Servicer's responsibilities under this Agreement pursuant to Section 2.10(a) or Section 2.12, the Collateral Agent shall assume the responsibilities of the Servicer hereunder as a successor Servicer (a "Successor Servicer"), unless and until another Successor Servicer has been appointed by the Collection Agent. The Collection Agent shall give the Collateral Agent and the Rating Agencies not less than 30 days' prior written notice of its intent to appoint a Successor Servicer pursuant to this Section 2.13(a). Such appointment shall become effective following the expiration of such 30-day period (or such shorter period agreed to by the Collection Agent, the Collateral Agent and the Rating Agency) on a date to be specified by the Collection Agent; provided, that, on or before such effective date, the Collateral Agent and the Collection Agent shall have received written confirmation from the Rating Agency that the Rating Agency Condition has been satisfied and the Collateral Agent shall have consented in writing to the appointment of such party as Successor Servicer. Such Successor Servicer shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement; provided, that such Successor Servicer and the Collateral Agent shall have no responsibility for any actions of the Servicer prior to the date of the appointment of such Successor Servicer as Servicer. The standard of care, representations and warranties, covenants, liabilities, rights of indemnification, and all other rights and obligations of the Collateral Agent under this Agreement and the Security Agreement shall also be applicable to the Collateral Agent in its capacity as successor servicer hereunder. Such Successor Servicer shall be authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do any and all acts or things necessary or appropriate to effect the purposes of such notice of termination and to perform the duties of the Servicer hereunder (including its duties as Successor Servicer hereunder but excluding its duty to indemnify pursuant to Sections 4.03(a) and (b)). In the event that the Collateral Agent is unable to act as the Successor Servicer, the Collection Agent shall appoint a successor to the Servicer acceptable to the Lender and the Rating Agency. The Collateral Agent shall have the right to appoint as its agent a third party to perform the duties and obligations of the Collateral Agent as successor servicer hereunder. The appointment of any such person shall require the prior written approval of the Collection Agent, to the extent the Collection Agent is not the Servicer, and the Lender, which will not be unreasonably withheld. If the Collection Agent fails to appoint a Successor Servicer within thirty (30) days after the effective date of the termination of the Servicer, the Collateral Agent may petition a court of competent jurisdiction to appoint any established institution having a net worth of not less than $5,000,000 and whose regular business shall include the performance of duties and obligations like those of the Servicer hereunder as the Successor Servicer, which petition may take the form of an action against the Borrower to specifically enforce the obligation of the Borrower to appoint a Successor Servicer hereunder. If for any reason, a Successor Servicer has not been appointed either by the Borrower or by a court of competent jurisdiction, or such Successor Servicer has not accepted such appointment, within ninety (90) days after the effective date of termination of the Servicer, then the Collateral Agent shall have no further responsibility or obligation to act as Successor Servicer and shall have no responsibility or liability for the acts or omissions of the Successor Servicer. The Collateral Agent shall not be responsible for compensating the Borrower for any increase in the Servicer Fee associated with a Successor Servicer.





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

      (b) As Successor Servicer, the Collateral Agent will be entitled to the same compensation as the Servicer. Any Successor Servicer other than the Collateral Agent appointed by the Borrower hereunder shall be entitled to reasonable compensation (including the estimated costs of such servicing and a reasonable profit) which shall be determined by the Collection Agent and consented to by the Lender. Any Successor Servicer appointed by a court of competent jurisdiction or any agent of the Collateral Agent as Successor Servicer upon becoming the Successor Servicer pursuant to Section 2.13 (a), shall be entitled to compensation (including the estimated costs of servicing and a reasonable profit) equal to the prevailing market rate for such services, but not in excess of the Servicer Fee. Any excess will be paid by the Collection Agent.

      (c) The outgoing Servicer, the Collection Agent, the Collateral Agent and the Successor Servicer shall take such action, consistent with this Agreement and the Security Agreement, that shall be reasonably necessary to effectuate any such succession, including, without limitation, (i) the express assumption by such Successor Servicer of the duties and obligations of the outgoing Servicer hereunder (except as to the Collateral Agent as the Successor Servicer, the Servicer's indemnification obligation under Section 4.03(a) and (b) shall not apply), (ii) notifying Obligors in writing of the existence of the Successor Servicer, and (iii) providing such Successor Servicer with all Records maintained or held by the outgoing servicer as Servicer hereunder, including all paper files and all electronic files, at no charge. In the event the Servicer is terminated without cause pursuant to Section 2.10(b), it shall be entitled to receive an additional one-time termination fee in the amount of $6.50 per outstanding Specified Sold Auto Loan (but not less than $3,500) (the "Termination Fee"), but no other additional or extra compensation beyond that which would be otherwise due to it under this Agreement to and including the date on which the Servicer is so terminated. Such Termination Fee shall be payable from the Collection Agent's own funds and such termination of the Servicer shall not be effective unless and until such termination fee is paid in full to the Servicer.

      (d) Upon appointment, any Successor Servicer shall be successor in all respects to the outgoing Servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all responsibilities, duties and liabilities relating thereto placed upon the Servicer by the terms and provisions hereof (subject to the same limitations as are contained in this Section 2.13 with respect to a succession to the outgoing Servicer by the Collateral Agent).

      SECTION 2.14. Effect of Service Transfer.

      (a) Prior to any Service Transfer, the outgoing Servicer shall notify (or, to the extent that the Servicer provided such notice pursuant to Section 2.13(c), confirm the notice to) Obligors of the existence of the Successor Servicer.

      (b) After any Service Transfer, the outgoing Servicer shall have no further obligations with respect to the management, servicing, custody or monitoring of the collection of the Auto Loans and the Successor Servicer shall have all of such obligations.

      (c) A Service Transfer shall not affect the rights and duties of the parties hereunder (including, but not limited to, the obligations and indemnities of the outgoing Servicer pursuant





                                       22

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

to Article IV) other than those relating to the management, servicing, custody or monitoring of the collection of the Auto Loans by the Successor Servicer.

      SECTION 2.15. Annual Reports; Statements as to Compliance.

      (a) On or before one hundred twenty (120) days after the end of each fiscal year of the Servicer, the Servicer shall deliver to the Borrower, the Collateral Agent, the Lenders and the Rating Agency, a copy of the financial statements of Computer Sciences Corporation and Mitchell Sweet & Associates, Inc. (or the Successor Servicer) containing a report of a firm of Independent Public Accountants to the effect that such firm has examined certain books and records of Computer Sciences Corporation and Mitchell Sweet & Associates, Inc. (or the Successor Servicer) and that, on the basis of such examination conducted substantially in compliance with generally accepted audit standards such financial statements accurately reflect the financial condition of Computer Sciences Corporation and Mitchell Sweet & Associates, Inc. (or the Successor Servicer).

      (b) The Servicer shall deliver to the Borrower and the Collateral Agent by the seventh Business Day of each month an Officer's Certificate stating, as to each signer thereof, that (a) a review of the activities of the Servicer during the preceding calendar month and of performance under this Agreement has been made under such officer's supervision and (b) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all its respective obligations under this Agreement throughout such month, or, if there has been an Event of Servicing Termination or if an event has occurred that with notice or lapse of time or both would become an Event of Servicing Termination, specifying each such Event of Servicing Termination or event known to such officer and nature and status thereof, and remedies therefor being pursued. Notwithstanding the obligation to deliver such certificates, the Servicer shall promptly (but in any event within seven Business Days) notify the Borrower, the Lender, the Collection Agent and the Collateral Agent upon receiving actual knowledge of any event which constitutes an Event of Servicing Termination or would constitute an Event of Servicing Termination but for the requirement that notice be given or time elapse or both.

      (c) Upon receipt of any report, certificate or other information delivered to the Collateral Agent pursuant to this Section 2.15, the Collateral Agent shall deliver a copy thereof to the Lender in accordance with the Security Agreement but shall have no duty or obligation to consent to, approve or determine the compliance thereof with the requirements of this Agreement.

      SECTION 2.16. Annual Independent Public Accountants' Servicing Report. Within 90 days after each of its fiscal years, the Servicer at its expense shall cause an Independent Public Accountant to furnish a statement to the Borrower, the Collateral Agent, the Lenders and the Rating Agency to the effect that such firm has examined certain documents and records relating to the servicing of the Auto Loans and the reporting requirements with respect thereto and that, on the basis of such examination, such servicing and reporting requirements applicable to the Servicer have been conducted in compliance with this Agreement, except for (a) such exceptions as such firm shall believe to be immaterial and (b) such other exceptions as shall be set forth in such statement; provided, that to the extent the expense of such report shall exceed 2% of the aggregate Servicer Fee paid to the Servicer during such fiscal year, such expenses will be borne





                                       23

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

by the Collection Agent. Upon receipt of any report, certificate or other information delivered to the Collateral Agent pursuant to this Section 2.16, the Collateral Agent shall deliver a copy thereof to the Lender in accordance with the Security Agreement but shall have no duty or obligation to consent to, approve or determine the compliance thereof with the requirements of this Agreement.

      SECTION 2.17. Servicer Reports.

      (a) The Servicer shall furnish by the seventh Business Day of each month, to the Borrower, the Collection Agent, the Collateral Agent and the Lender, an Officer's Certificate, substantially in the form attached hereto as Exhibit B (the "Servicer Report"), which Servicer Report shall contain all information necessary for the Collateral Agent to make the distributions from, and transfers among, the accounts required by the Security Agreement. In addition, the Servicer and/or the Collection Agent shall provide the Collateral Agent with such additional written information and certifications as may be necessary for the Collateral Agent to make the distributions from, and transfers among, the various accounts required by this Agreement and the Security Agreement on a daily, or other, basis.

      (b) The Servicer Report shall include a certification (i) that the information contained in such certificate is accurate, (ii) that no Event of Servicing Termination, or event that with notice or lapse of time or both would become an Event of Servicing Termination, has occurred, or if an Event of Servicing Termination or such event has occurred and is continuing, specifying the Event of Servicing Termination or such event and its status and (iii) that the representations and warranties of the Servicer contained in Section 2.03 of this Agreement are true and correct as though made on and as of the date of such certificate.

      (c) Upon receipt of any report, certificate or other information delivered to the Collateral Agent pursuant to this Section 2.17, the Collateral Agent shall deliver a copy thereof to the Lender in accordance with the Security Agreement but shall have no duty or obligation to consent to, approve or determine the compliance thereof with the requirements of this Agreement.

      SECTION 2.18. Confidentiality. Each of the Borrower and the Collateral Agent acknowledges the proprietary nature of certain of the software, software procedures, software development tools, know-how, methodologies, processes and technologies of the Servicer and agrees (i) that it shall use the same means as it uses to protect its own confidential information, but in no event less than reasonable means, to avoid disclosure, by it or its agents or employees, to any third party of any confidential or proprietary information of the Servicer identified as such by the Servicer to it, except to the extent that any such person may be required to disclose any such information (x) by law or any legal process or proceeding, including, without limitation, in connection with an examination or audit by any governmental regulatory agency, in which case such person shall give notice of such event to the Servicer or (y) in connection with its duties and obligations hereunder and under the other transaction documents, and (ii) that all such confidential or proprietary software, software procedures, software development tools, know-how, methodologies, process and technologies that are based upon trade secrets or proprietary information of the Servicer identified as such by the Servicer to it shall be and remain the property





                                       24

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

of the Servicer and that each of the Borrower, the Collection Agent and the Collateral Agent will have no ownership interest therein or ownership claim thereto.

      SECTION 2.19. Delivery of Documents.

      (a) On the date hereof the Servicer shall have delivered to the Borrower, the Collection Agent and the Collateral Agent the following, in form and substance satisfactory to the Borrower:

            (i) the organizational documents; a certificate of existence, dated no more than ten days prior to such date, from the Secretary of State of Texas and, if applicable, a good standing certificate from each state in which the Servicer is required to qualify to do business;

            (ii) a certificate of the secretary or assistant secretary of the Servicer (on which certificate such party may conclusively rely until such time as it shall receive from the Servicer a revised certificate meeting the requirements of this subsection) certifying as of such date: (A) the names and true signatures of the officers authorized on its behalf to sign this Agreement, (B) a copy of the Servicer's organizational documents and
      (C) a copy of the resolutions of the general partner of the Servicer approving this Agreement and the transactions contemplated hereby;

            (iii) an Officer's Certificate from the Servicer certifying that (A) the representations and warranties of the Servicer contained in Section
      2.03 of this Agreement are true and correct as though made on and as of such date and (B) no Event of Servicing Termination, or event that with notice or lapse of time or both would become an Event of Servicing Termination, has occurred; and

            (iv) the opinion of the Servicer's counsel dated such date in the form of Exhibit C.

      (b) On or prior to March 31 in each calendar year, beginning in 1997, the Servicer shall deliver to the Borrower an Officer's Certificate from the Servicer dated such date certifying to the items listed in Section 2.19(a).

      SECTION 2.20. Standard of Care. In performing its duties and obligations hereunder and in administering and tracking the insurance policies maintained by obligors relating to the Auto Loans pursuant to this Servicing Agreement, the Servicer will comply with all applicable state and federal laws and will exercise that degree of skill and care consistent with the highest degree of skill and care that the Servicer exercises with respect to similar motor vehicle retail installment sales contracts or loans owned and/or serviced by the Servicer, and will apply in performing such duties and obligations, those standards, policies and procedures consistent with the best standards, policies and procedures the Servicer applies with respect to similar motor vehicle retail installment contracts or loans owned or serviced by it; provided, however, notwithstanding the foregoing, Servicer shall not be required to perform optional services that it performs for some but not substantially all of its clients unless such optional services are separately described in this





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

agreement and further, the Servicer shall not, except pursuant to a judicial order from a court of competent jurisdiction, or as otherwise required by applicable law or regulation, release or waive the right to collect the unpaid balance on any Auto Loan. In performing its duties and obligations hereunder, solely with respect to insurance tracking as specified in the Servicer's duties as set forth in Section 2.04(a), the Servicer shall comply with the VSI Policy and all applicable federal and state laws and regulations, shall maintain all state and federal licenses and franchises necessary for it to perform its servicing responsibilities hereunder, and shall not impair the rights of the Borrower or the Collection Agent in the Auto Loans.


                                   ARTICLE III

                                COLLECTION AGENT

      SECTION 3.01. Appointment of Collection Agent. The Collection Agent shall perform its obligations pursuant to this Agreement on behalf of and for the benefit of the Borrower in accordance with the terms of this Agreement, the respective Auto Loans and applicable law and, to the extent consistent with such terms, in the same manner in which, and with the same care, skill, prudence and diligence with which, it services and administers Auto Loans of similar credit quality for other portfolios, if any, giving due consideration to customary and usual standards of practice of prudent institutional automobile loan collection agents and, in each case, taking into account its other obligations hereunder, but without regard to:

            (i) any relationship that the Collection Agent or any Affiliate of the Collection Agent may have with the related Obligor;

            (ii) the Collection Agent's right to receive compensation for its services hereunder or with respect to any particular transaction; or

            (iii) the ownership, or servicing for others, by the Collection Agent, of any other automobile loans or property.

In furtherance of the servicing standard set forth above in this Section 3.01(b), and in accordance with the provisions of the AutoBond Program Manual and subject to any express limitations set forth in this Agreement (and the subrogation rights of any insurance company issuing the Insurance Policy), the Collection Agent shall also seek to maximize the timely and complete recovery of principal and interest on Auto Loans; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the Collection Agent of the collectibility of the Auto Loans.

      SECTION 3.02. Representations and Warranties of the Collection Agent. The Collection Agent represents and warrants to the Borrower, the Servicer and the Collateral Agent, as follows, as of the date hereof (which representations and warranties shall be deemed repeated on each date on which a Collection Agent Report is due to be delivered hereunder as though made on and as of such date):

            (i) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business, and is in good standing in every jurisdiction in which the nature of its business requires it to be so qualified; it will be in compliance with the laws of each state to the extent necessary to perform its obligations under this Agreement; and it has obtained all necessary licenses with respect to it required by law to enable it to perform its duties herein;

            (ii) It has the corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby;

            (iii) The execution and delivery by it and the performance by it of this Agreement, and the execution and delivery by it and the performance by it of all other agreements, instruments and documents which may be delivered by it pursuant hereto, and the transactions contemplated hereby,
      (i) have been duly authorized by all necessary corporate or other action, on the part of it, (ii) do not contravene or cause it to be in default under (A) its articles of incorporation, (B) any contractual restriction with respect to any Debt of it or contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note, or other material agreement or instrument binding it or its property or (C) any law, rule, regulation, order, writ, judgment, award, injunction or decree applicable to or binding it or its property, and (iii) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties;

            (iv) This Agreement has been duly executed and delivered on behalf of it;

            (v) No consent of, or other action by, and no notice to or filing with, any Governmental Authority or any other party is required for the due execution, delivery and performance by it of this Agreement or any other agreement, document or instrument to be delivered by it hereunder;

            (vi) This Agreement is its legal, valid and binding obligation enforceable against it in accordance with its terms;

            (vii) There is no pending or threatened action, suit or proceeding, nor any injunction, writ, restraining order or other order of a material nature against or affecting it, its officers or directors, or its property, in any court or tribunal, or before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Agreement or any document to be delivered by it hereunder or (ii) seeking any determination or ruling that would reasonably be expected to materially and adversely affect (A) the performance by it of its obligations under this Agreement, or (B) the validity or enforceability of this Agreement or any document to be delivered by it hereunder or (iii) which is inconsistent with the due consummation by it of the transactions contemplated by this Agreement;

            (viii) Its facilities, plant, personnel, records and products are adequate for the performance of its duties hereunder;





                                       27

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

            (ix) The Collection Agent is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which would reasonably be expected to have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Collection Agent or its properties or would reasonably be expected to have consequences that would materially and adversely affect its performance hereunder;

            (x) Each certificate of an officer and each statement furnished in writing, report or electronic medium delivered pursuant to the terms hereof by the Collection Agent is accurate and complete with respect to the information purported to be set forth therein;

            (xi) The transactions contemplated by this Agreement are in the ordinary course of business of the Collection Agent; and

            (xii) The Automobile securing each Auto Loan shall not be released by the Collection Agent in whole or in part from the security interest granted by the Obligor, except as contemplated herein.

It is understood and agreed that the representations and warranties set forth in this Section 3.02 shall survive the execution of this Agreement.

      SECTION 3.03. Duties and Responsibilities of the Collection Agent.

      (a) Until such time as the Collection Agent resigns or is removed, the Collection Agent shall remain the prior lienholder of record with respect to each Financed Vehicle relating to the Specified Sold Auto Loans; provided, that the Collection Agent shall remain the prior lienholder acting only as an agent of the Borrower. Upon any resignation or removal of the Collection Agent in accordance with Section 3.06 or 3.07, the Collection Agent shall, at its sole expense, promptly take all action necessary for the Borrower to become the lienholder in respect of each Financed Vehicle relating to the Specified Sold Auto Loans. In the event the Servicer assumes the duties of the Collection Agent hereunder, the Servicer may request from, and rely on, direction from the Borrower or during the continuance of an Event of Default under the Credit Agreement, the Lender as to the appropriateness of instituting any litigation necessary in order to protect the Borrower's and the Lender's interest in the Auto Loans. In such event the Servicer shall be entitled to reimbursement for any related expenses to the extent provided in Section 3.05(b).

      (b) The duties and responsibilities of the Collection Agent shall consist of (i) receiving and administering collections on the Specified Sold Auto Loans,
(ii) arranging for and administering repossessions of the Financed Vehicles related to the Specified Sold Auto Loans, (iii) disposing of each Financed Vehicle related to a Specified Sold Auto Loan whether following repossession or otherwise and (iv) filing of insurance claims and performing the duties of the named insured under the VSI Policy with respect to each Specified Sold Auto Loan affected by a repossession or otherwise. Notwithstanding any other provision in this Agreement, the Collection Agent shall administer collections on Specified Sold Auto Loans at all times in such a manner that each Specified Sold Auto Loan shall remain eligible for coverage under the Insurance Policies.





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

The Collection Agent, on behalf of the Collateral Agent, shall take such reasonable action as shall be necessary to permit recovery on each Specified Sold Auto Loan under the Insurance Policies.

      (c) The Collection Agent shall hold in trust for the benefit of the Collateral Agent and shall forward to the Collateral Agent or the Lockbox Account as applicable, immediately upon receipt thereof any proper payment or deposit with respect to any Specified Sold Auto Loan received by the Collection Agent. The Collection Agent shall not assert any right of setoff or any lien with respect to such payment or deposit.

      (d) Except as expressly provided herein in connection with its duty to effect liquidations and repossessions, the Collection Agent shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create any Adverse Claim upon or with respect to, any Specified Sold Auto Loan (or any right to income in respect thereof), or any account in which any payments with respect to any Specified Sold Auto Loan are deposited, or assign any right to receive income in respect of any Specified Sold Auto Loan.

      (e) The Collection Agent shall promptly notify the Collateral Agent following its becoming aware that any Financed Vehicle is no longer eligible for coverage under the Insurance Policies, or following its receipt of notice from Interstate that it has rejected a claim submitted by the Collection Agent with respect to any Financed Vehicle.

      SECTION 3.04. Possession of Auto Loans. If the Collection Agent requires possession of any Auto Loan or any documents related thereto in order to perform its duties or obligations hereunder, prior to taking possession of any such Auto Loan or documents, the Collection Agent shall deliver to the Collateral Agent a trust receipt substantially in the form attached hereto as Exhibit A. The Collection Agent agrees to promptly return any such Auto Loan and documents, possession of which the Collection Agent takes in accordance with this Section 3.04, after its need for possession thereof ceases.

      SECTION 3.05. Collection Agent Fee; Collection Agent Expenses.

      (a) On each Payment Date the Collection Agent shall be entitled to receive by wire transfer of immediately available funds to an account designated in writing by the Collection Agent to the Collateral Agent from the funds on deposit in the Loan Revenue Account an amount equal to the Collection Agent Fee, and to the extent the Servicer is the Collection Agent, the Upfront Collection Agent Fee, as of such Payment Date.

      (b) The Collection Agent shall be reimbursed by the Borrower for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel, or any other Person), in accordance with the Security Agreement, and only to the extent of funds available therefor, and subject to the priorities set forth, under the Security Agreement; provided, further, that in the event the Servicer has assumed the obligations of the Collection Agent it shall be entitled to receive the Collection Agent Fee and the Upfront Collection Agent Fee as provided in the Security Agreement and its right to reimbursement under this Section is further limited to the extent stated in Section 2.08(b).





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

      SECTION 3.06. Collection Agent Not to Resign; Termination of Collection Agent Without Cause.

      (a) The Collection Agent shall not resign from the obligations and duties hereby imposed on it except upon its determination that (a) the performance of its duties hereunder has become impermissible under applicable law and (b) there is no reasonable action which the Collection Agent could take to make the performance of its duties hereunder permissible under applicable law. Any such determination permitting the resignation of the Collection Agent shall be evidenced as to clause (a) above by an Opinion of Counsel to such effect delivered to the Borrower, the Servicer and the Collateral Agent before any such resignation and as to clause (b) by an Officer's Certificate to such effect delivered to the Borrower, the Servicer and the Collateral Agent before any such resignation. The action referred to in the first clause (b) of this Section 3.06 will not be considered reasonable if it requires the payment of extraordinary fees or costs for which the Collection Agent is not eligible for reimbursement under Section 3.05.

      (b) The Borrower may, upon 30 days' notice to the Collection Agent, terminate the Collection Agent as Collection Agent hereunder without cause.

      (c) Upon any termination of the Collection Agent pursuant to this Section 3.06, the Servicer shall become liable for all duties and obligations assigned herein to the Collection Agent from the date the Servicer succeeds to the duties of the Collection Agent. Upon an assumption by the Servicer of the duties of the Collection Agent, the Servicer shall be entitled to receive the Collection Agent fee (which duties and fees shall hereafter not be affected by any modification not consented to in writing by the Servicer). Upon such an assumption, the Servicer is authorized to accept and rely on all of the accounting, records and work of the prior Collection Agent without any audit or other examination thereof, and the Servicer shall have no duty, responsibility, obligation or liability (collectively "Liability") for the acts or omissions of the prior Collection Agent. If any error, inaccuracy or omission (collectively "Errors") exists in any information received from the prior Collection Agent and such Errors should cause or materially contribute to the Servicer making, or continuing to make, any Errors (collectively "Continuing Errors"), the Servicer shall have no liability for such Continuing Errors. In the event the Servicer becomes aware of Errors or Continuing Errors, which in the opinion of the Servicer impair its ability to perform its services hereunder, the Servicer may with prior written notice to the Borrower and the Collateral Agent, undertake such data or records reconstruction as it deems appropriate to correct such Errors and Continuing Errors and to prevent future Continuing Errors, and the Servicer's reasonable expenses incurred in connection therewith shall be deemed expenses owing to the Servicer hereunder for purposes of Section 6.04(e)(iv) of the Security Agreement.

      SECTION 3.07. Events of Collection Agent Termination. If any of the following events (each, an "Event of Collection Agent Termination") shall occur and be continuing:

            (a) Any failure by the Collection Agent to forward to the Collateral Agent or the Lockbox Account, as applicable, any payment or partial payment or deposit with respect to any Auto Loan received by the Collection Agent and the continuance of such failure for





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
      a period of 2 Business Days after the date upon which such payment or deposit is received by the Collection Agent; or

            (b) Failure on the part of the Collection Agent to observe or perform any term, covenant or agreement in this Agreement, which failure continues unremedied for 10 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Collection Agent by the Borrower, the Servicer or, upon direction of the Lender, by the Collateral Agent; or

            (c) Any proceeding shall be instituted against the Collection Agent (or, if the Collection Agent is actively contesting the merits thereof, such proceeding is not dismissed within 60 days) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or any of its Debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or

            (d) The commencement by the Collection Agent of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Collection Agent in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Collection Agent or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its Debts generally as they become due, or the taking of corporate action by the Collection Agent in furtherance of any such action; or

            (e) The Delinquency Ratio for any calendar month shall exceed 9.5%;
      or

            (f) There shall have been any material adverse change in the consolidated financial condition or operations of the Collection Agents since December 31, 1995, or there shall have occurred any event which materially adversely affects the collectibility of any material amount of the Auto Loans, or there shall have occurred any other event which materially adversely affects the ability of the Collection Agent to collect any material amount of the Auto Loans or the ability of the Collection Agent to perform in all material respects its obligations under this Agreement and the Related Documents or the Collection





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      Agent shall be replaced as collection agent or servicer (or the equivalent) for cause in respect of any securitization; or

            (g) Any rating agency involved in any Disposition determines that having the Collection Agent act hereunder will prevent a desirable (in the sole discretion of the Borrower) rating from being assigned to such Disposition or will result in a review with negative implications, suspension, downgrade, withdrawal or other impairment of the rating assigned to such Disposition;

then, and in any such event, either the Borrower, the Servicer or, upon direction of the Lender, the Collateral Agent, may by delivery to the Collection Agent of a written notice specifying the occurrence of any of the foregoing events terminate the responsibilities of the Collection Agent hereunder, without demand, protest or further notice of any kind, all of which are hereby waived by the Collection Agent; provided, that in the event any of the events described in subsections (c) or (d) of this Section 3.07 shall have occurred, termination of the duties and responsibilities of the Collection Agent shall automatically occur, without, demand, protest, or further notice of any kind, all of which are expressly waived by the Collection Agent. Upon any termination of the Collection Agent pursuant to this Section 3.07, the Servicer shall become liable for all duties and obligations assigned herein to the Collection Agent.

      SECTION 3.08. Repossession and Disposal.

      (a) The Collection Agent agrees to use its best efforts to arrange with a third party for the repossession or other conversion of ownership of any Financed Vehicle by a professional repossession service in the manner required by the VSI Policy within 90 days after the related Auto Loan becoming past due and agrees not to discriminate among Financed Vehicles in its performance of its duties hereunder based on its right, if any, to receive bonus or increased compensation with respect to the repossession and disposal of certain Financed Vehicles, and otherwise in accordance with the AutoBond Program Manual, in order to maximize collections.

      (b) If requested by the Borrower, the Servicer and the Collateral Agent, the Collection Agent is authorized and empowered by the Borrower, the Servicer and the Collateral Agent to execute and deliver, on behalf of itself, the Borrower, the Servicer or the Collateral Agent, as the case may be, any and all instruments of satisfaction or cancellation, or partial or full release or discharge, and all other comparable instruments, with respect to the Automobiles related to the Auto Loans, all in accordance with the standard of care set forth in Section 3.09. Without limiting the generality of the foregoing, the Borrower, the Servicer and the Collateral Agent shall, upon the receipt of a written request of the Collection Agent, execute and deliver to the Collection Agent any limited powers of attorney and other documents prepared by the Collection Agent and reasonably necessary or appropriate (as certified in such written request) to enable the Collection Agent to carry out its duties hereunder (including, without limitation, matters relating to the certificates of title with respect to the Automobiles), and neither the Borrower, the Servicer nor the Collateral Agent shall be held responsible for any negligence by the Collection Agent in its use of such limited powers of attorney.

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

      (c) The Collection Agent shall forward the proceeds of any disposition of an Automobile related to an Auto Loan upon receipt thereof to the Collateral Agent. If subsequent to the disposal of an Automobile related to an Auto Loan in accordance herewith and, as required by this Agreement, with the AutoBond Program Administration Manual, the transaction disposing of such Automobile is rescinded or adjusted, through arbitration or otherwise, due to any condition affecting such Automobile, then the Collection Agent shall be entitled to reimbursement from the Loan Revenue Account for any amount which the Collection Agent pays in connection with such rescission or adjustment which amount shall be the "Post-Sale Adjustment." The Collection Agent shall notify the Servicer of the amount of any Post-Sale Adjustment.

      (d) The Collection Agent represents and warrants to the Borrower, the Servicer and the Collateral Agent, and shall be deemed to continuously represent and warrant to the Borrower, the Servicer and the Collateral Agent, with respect to each Automobile assigned to the Collection Agent pursuant hereto and, as required by this Agreement, to the AutoBond Program Administration Manual, that the Collection Agent will comply in all material respects with all applicable federal, state and local regulations pertaining to its services hereunder, including disclosure requirements, required to be complied with in conjunction with such services. The Collection Agent shall defend, indemnify and hold the Borrower, the Servicer, the Collateral Agent and each Lender harmless from and against any claim, suit, loss, cost or liability, direct or indirect, including reasonable attorney's fees, arising out of any breach of any representation or warranty made by the Collection Agent in the immediately preceding sentence.

      (e) Except as expressly provided herein and in the AutoBond Program Administration Manual, the Collection Agent shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create any Adverse Claim upon or with respect to, any Automobile related to any Auto Loan (or any right to income in respect thereof), or assign any right to receive income in respect of any such Automobile.

      SECTION 3.09. Standard of Care. In performing its duties and obligations hereunder and in administering and enforcing the Insurance Policies relating to the Sold Auto Loans pursuant to this Servicing Agreement, the Collection Agent will comply with all applicable state and federal laws and will exercise that degree of skill and care consistent with the highest degree of skill and care that the Collection Agent exercises with respect to similar motor vehicle retail installment sales contracts or loans owned and/or serviced by the Collection Agent and will apply in performing such duties and obligations, those standards, policies and procedures consistent with the best standards, policies and procedures the Collection Agent applies with respect to similar motor vehicle retail installment contracts or loans owned or serviced by it, provided however, Servicer shall not be required to perform optional services that it performs for some but not substantially all of its clients unless such optional services are separately described in this Agreement. In performing its duties and obligations hereunder, the Collection Agent shall comply with the VSI Policy, all applicable federal and state laws and regulations, shall maintain all state and federal licenses and franchises necessary for it to perform its servicing responsibilities hereunder, and shall not impair the right of the Borrower or the Collateral Agent in the Auto Loans.

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

                                   ARTICLE IV

                      LIMITATION ON LIABILITY; INDEMNITIES

      SECTION 4.01. Liabilities of Obligors. No obligation or liability of any Obligor under any of the Auto Loans is intended to be assumed by the Borrower, the Servicer, the Collection Agent or the Collateral Agent under or as a result of this Agreement and the transactions contemplated hereby and, to the maximum extent permitted and valid under mandatory provisions of law, the Borrower, the Servicer, the Collection Agent and the Collateral Agent expressly disclaim such assumption.

      SECTION 4.02. Limitation on Liability of the Collateral Agent and the Servicer.

      (a) The Collateral Agent and the Servicer shall each have no liability in connection with this Agreement except to the extent of the obligations specifically imposed by this Agreement, it being understood that no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Collateral Agent or the Servicer.

      (b) None of the Collateral Agent or the Servicer nor any of the directors, officers, employees or agents thereof shall be under any liability to the Borrower, to each other or to any other Person for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Servicer, the Collateral Agent or any such Person against any breach of warranties or representations made herein or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties hereunder. The Servicer, the Collateral Agent and any director, officer, employee or agent thereof may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder.

      (c) Except to the extent resulting from the Servicer's willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligation or duties hereunder, the Servicer shall not be liable to any party indemnified under this Agreement, for any liability, cost, expenses or financial loss which may arise as a result of the economic performance of the Auto Loans or other assets.

      SECTION 4.03. Indemnities of the Servicer and the Collection Agent.

      (a) The Servicer agrees to indemnify the Borrower, the Collateral Agent, the Collection Agent and each Lender, and any of their respective directors, officers, employees or agents from, and hold each of them harmless against, any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees and expenses) arising as a result of the Servicer's acts or omissions in violation of this Agreement, except to the extent the Borrower's, the Collateral Agent's, the Collection Agent's, such Lender's or the directors, officers, employees or agents

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

thereof, as the case may be, own bad faith, willful misconduct or negligence contributes to the loss, liability, damage, claim or expense.

      (b) The Servicer agrees to indemnify the Borrower, the Collateral Agent, the Collection Agent and each Lender, and any of their respective directors, officers, employees or agents from, and hold each of them harmless against, any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees and expenses) arising as a result of the use, ownership or operation by the Servicer or any agent thereof of any Automobile.

      (c) The Collection Agent agrees to indemnify the Borrower, the Collateral Agent, the Servicer and each Lender, and any of their respective directors, officers, employees or agents from, and hold each of them harmless against, any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees and expenses) arising as a result of the Collection Agent's acts or omissions in violation of this Agreement, except to the extent the Borrower's, the Collateral Agent's, the Servicer's, such Lender's or the directors, officers, employees or agents thereof, as the case may be, own bad faith, willful misconduct or negligence contributes to the loss, liability, damage, claim or expense.

      (d) The Collection Agent agrees to indemnify the Borrower, the Collateral Agent, the Servicer and each Lender, and any of their respective directors, officers, employees or agents from, and hold each of them harmless against, any and all losses, liabilities, damages, claims, costs, expenses (including reasonable attorneys' fees and expenses) or taxes (other than income taxes on fees and expenses payable thereto) arising as a result of, or incurred in connection with, the acceptance or performance by such parties of the duties contained in the Program Documents, except to the extent the Borrower's, the Collateral Agent's, the Servicer's, such Lender's or the directors, officers, employees or agents thereof, as the case may be, own bad faith, willful misconduct or negligence contributes to the loss, liability, damage, claim or expense.

      (e) Each of the Servicer, the Collection Agent, the Borrower and the Collateral Agent agrees to promptly notify the Lenders and the indemnifying party hereunder in writing of the commencement of any action with respect to which indemnification may be owed to it pursuant to this Section 4.03 promptly after receipt by such party of notice of commencement thereof, but the omission so to notify the Lender and such indemnifying party hereunder will not relieve the indemnifying party from any liability which it may have hereunder except to the extent the indemnifying party is prejudiced thereby.

      (f) The Lender or Lenders shall be deemed a third-party beneficiary or third-party beneficiaries, as the case may be, of this Section 4.03. This
Section 4.03 shall survive the termination of this Agreement and the resignation or removal of the Servicer or the Collection Agent. This Agreement shall also survive the resignation or removal of the Collateral Agent in respect of rights accrued to it prior to such resignation or removal.

      (g) It is the intention of the parties hereto that the Servicer be considered an agent of the Borrower for purposes of the definition of "Indemnified Party" in the Origination Agreement.

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

                                    ARTICLE V

                                  MISCELLANEOUS

      SECTION 5.01. Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No other Person will have any right or obligation hereunder. Neither the Servicer, the Collateral Agent or the Collection Agent may assign any of its respective rights and obligations hereunder or any interest herein, other than as provided in Section 8.06 of the Security Agreement with respect to the Collateral Agent, without the prior written consent of the Borrower. The Borrower may assign all of its rights hereunder.

      SECTION 5.02. Amendment. This Agreement may be amended from time to time by the parties hereto only by a written instrument executed by all such parties.

      SECTION 5.03. Notices. Unless otherwise expressly specified or permitted by the terms hereof, notices and other communications required or permitted to be given or made under the terms hereof shall be in writing. Any such communication or notice shall be deemed to have been duly made or given (i) when delivered personally, (ii) in the case of mail delivery, upon receipt, refusal of delivery or return for failure of the intended recipient to retrieve such communication or (iii) in the case of transmission by facsimile, upon telephone and return facsimile confirmation and, in each case, if addressed to the intended recipient as follows (subject to the next sentence of this Section 5.03):

          If to the Borrower:

               AutoBond Funding Corporation II
               301 Congress Avenue
               Austin, Texas 78701

               Attention:  President

               Facsimile Number:  (516) 472-1548
               Telephone Number:  (516) 472-3600






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

          If to the Servicer:

               Loan Servicing Enterprise
               9330 LBJ Freeway, Suite 500
               Dallas, Texas 75243-3429

               Attention:  John Kilgore

               Facsimile Number:  (214) 783-3532
               Telephone Number:  (214) 783-3503

          If to the Collection Agent:

               AutoBond Acceptance Corporation
               301 Congress Avenue
               Austin, Texas 78701

               Attention:  William O. Winsauer

               Facsimile Number: (512) 472-1548
               Telephone Number: (516) 472-3600

          If to the Collateral Agent:

               Norwest Bank Minnesota, National Association
               Sixth Street and Marquette Avenue
               Minneapolis, Minnesota 55479-0069

               Attention:  Corporate Trust Department - William T. Milbauer

               Facsimile Number:  (612) 667-9825
               Telephone Number:  (612) 667-6878

          If to the Lender:

               To the addresses which the Lender shall have furnished to the Borrower in writing.

Each party hereto may from time to time designate by notice in writing to the other parties hereto a different address for communications and notices.

      SECTION 5.04. Severability of Provisions. If any one or more of the covenants, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, provisions or terms shall be deemed severable from the remaining covenants, provisions





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

or terms of this Agreement, and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

      SECTION 5.05. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY
TRIAL.

      (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AS OPPOSED TO CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

      (b) THE BORROWER, THE SERVICER, THE COLLECTION AGENT AND THE COLLATERAL AGENT HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY. THE BORROWER, THE SERVICER AND THE COLLATERAL AGENT EACH HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY OF THEN TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

      (c) THE PARTIES HERETO EACH HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

      SECTION 5.06. Counterparts. This Agreement may be executed in counterparts each of which shall be an original, but all of which together shall constitute one and the same instrument.

      SECTION 5.07. No Proceedings. Each of the Servicer and the Collection Agent hereby agrees that it will not, directly or indirectly, institute, or cause to be instituted, against the Borrower any proceeding of the type described in connection with the Servicer in Section 2.12(c) so long as there shall not have elapsed one year plus one day since the latest maturing securities issued by the Borrower or any Securitization Trust have been paid in full in cash. The foregoing covenant shall not limit the right of the Servicer or the Collection Agent, as the case may be, to institute legal proceedings of a type other than those described in connection with the Servicer in Section 2.12(c) against the Borrower for any breach by the Borrower of its obligations hereunder.

      SECTION 5.08. Status of Collateral Agent. The parties hereto acknowledge and agree that the Collateral Agent is a party hereto solely in order to effectuate the security interest granted to the Secured Parties by the Borrower under the Security Agreement and that upon payment in full of all amounts owing under the Credit Agreement and the release of the Secured Parties' security interest in the Collateral, the rights of the Collateral Agent to indemnification and to the payment





                                       38

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

of the fees and expenses under this Agreement shall continue. In performing its duties and obligations under this Agreement, the Collateral Agent shall have the benefit of the protections and rights afforded the Collateral Agent under the Security Agreement.

      SECTION 5.09. Further Assurance. The Servicer and the Collection Agent shall cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Borrower from time to time may reasonably request in order to carry out more effectively the intent and purposes of this Agreement and the transactions contemplated hereby.






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

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized this 21st day of May, 1996.

                                   AUTOBOND FUNDING CORPORATION II


                                   By: /s/ ADRIAN KATZ
                                      -------------------------------
                                      Name:  Adrian Katz
                                      Title: Vice President


                                   CSC LOGIC/MSA L.L.P., as Servicer


                                   By: /s/ JOHN F. KILGORE
                                      -------------------------------
                                      Name:  John F. Kilgore
                                      Title: Partner - Executive Director


                                   AUTOBOND ACCEPTANCE CORPORATION, as
                                     Collection Agent


                                   By: /s/ WILLIAM O. WINSAUER
                                      -------------------------------
                                      Name:  William O. Winsauer
                                      Title: President


                                   NORWEST BANK MINNESOTA, NATIONAL
                                     ASSOCIATION, as Collateral Agent


                                   By: /s/ MICHAEL G. LUGER
                                      -------------------------------
                                      Name:  Michael G. Luger
                                      Title: Corporate Trust Officer





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